Exhibit 10.19

January 7, 2002

Lupe M. Rivera

Dear Lupe:

We are proud to invite you to join our team.

Our offer of employment is to join Exelixis, Inc. Your title will be that of Associate Director, Human Resources reporting to Lisa Stemmerich, Director, Human Resources in our Human Resources department. Other terms of employment include:

Compensation: You will receive four thousand four hundred fifty-eight dollars and thirty-three cents ($4,458.33) per pay period. There are two pay periods per month. You will receive a sign-on bonus of eleven thousand dollars ($11,000.00) payable on the first pay date after hire. Should you elect to voluntarily terminate employment with the Company within twelve (12) months of your hire date, the sign-on bonus will be entirely re-paid by you to the Company on your last date of employment.

Options for Equity: You will also be eligible to receive a stock option for twenty-five thousand (25,000) shares of Exelixis stock pursuant to our standard Stock Plan and subject to approval by the Board of Directors. Options vest at the rate of 1/4th after one year and 1/48th every month thereafter over a total of four years.

Benefits: All full-time employees of Exelixis, Inc. enjoy a generous benefits package, which is outlined on the attached Summary of Benefits.

Performance Review: Focal reviews will take place annually during the month of December, at which time your performance will be reviewed.

Lupe M. Rivera

January 7, 2002

Page Two

Start Date: On Tuesday, January 22, 2002.

Confidentiality: As you are aware, it is very important for us to protect our confidential information and proprietary material. Therefore, as a condition of employment, you will need to sign the attached Proprietary Information and Inventions Agreement.

Other: In addition to performing the duties and responsibilities of your position, you will be expected to perform other duties and responsibilities that may be assigned to you from time to time. No provision of this letter shall be construed to create an express or implied employment contract for a specific period of time. Either you or the Company may terminate this employment relationship at any time, with or without cause. This letter shall be governed by the laws of the State of California. Also, by signing this letter, you are indicating that you are legally authorized to work in the U.S.

You may accept this offer of employment by signing both copies of this letter and Proprietary Information and Invention Agreements and returning one of each to Lisa Stemmerich, Director, Human Resources

Lupe, we look forward to your coming on board!

Sincerely,

/s/ Lisa Stemmerich

Lisa Stemmerich

Director of Human Resources

ACCEPTED BY:

/s/ Lupe M. Rivera	January 8, 2002
Lupe M. Rivera	Date

Enclosures:

Benefit Summary

Confidentiality Agreement

DE-4 (optional)

Direct Deposit Form (optional)

Employee Information Form

I-9

Insider Trading Policy

W-4